News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston

Director, Investor Relations and Financial Planning & Analysis

Phone: 203-222-5943, FAX: 203-222-0130

Email: tgelston@terex.com

TEREX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS AND 2007 OUTLOOK

WESTPORT, CT, February 14, 2007 -- Terex Corporation (NYSE: TEX) today announced net income for the fourth quarter of 2006 of $100.9 million, or $0.97 per share, compared to net income of $34.8 million, or $0.34 per share, for the fourth quarter of 2005. Net sales for Terex totaled $2,029.5 million in the fourth quarter of 2006, an increase of 29.4% from $1,568.3 million in the fourth quarter of 2005. Debt, less cash and cash equivalents, decreased by $277.0 million from September 30, 2006 levels, reflecting strong income from operations and decreased working capital, offset by period capital expenditures. All per share amounts are on a fully diluted basis.

For the full year 2006, the Company reported net income of $399.9 million, or $3.88 per share, compared to net income of $188.5 million, or $1.84 per share, for the full year 2005. Net income for 2006 included a $23.3 million pretax charge related to the early extinguishment of the Company’s 10-3/8% Senior Subordinated Notes and its previous senior bank credit facilities, which negatively impacted earnings per share by $0.15, and a loss on the disposition of the Tatra heavy duty on and off road truck business, net of tax, of $7.7 million, which negatively impacted earnings per share by $0.07. Net sales for Terex totaled $7,647.6 million in 2006, an increase of 24.2% from $6,156.5 million in 2005. Debt, less cash and cash equivalents, decreased by $483.9 million from December 31, 2005 levels.

“2006 was a year of significant progress on many fronts -- financially, operationally and organizationally,” commented Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. “Financially, we experienced record net sales and net income, and our debt less cash and cash equivalents of $86 million is at a historic low. We retired $500 million of our high cost notes, including the $200 million in notes retired this past January, and substantially strengthened our balance sheet. Return on Invested Capital, or ROIC, continues to be the unifying metric we use to measure our operating performance. In 2006, we achieved a record ROIC of 38.4%, compared to 21.5% ROIC in 2005 and our 2006 ROIC target of 27.5%.”

Mr. DeFeo continued, “Operationally, we remain committed to making the Terex Business System our Company’s way of life. Lean practices are being adopted by our facilities at an impressive rate. We have identified and acted on significant findings for improvement in our global purchasing. These are both fundamental to our maturing process as a Company. We are updating our understanding of how we conduct business, and should conduct business, in preparation for the roll-out of our global enterprise management system to solidify those practices.”

“Lastly, we have made tremendous steps forward in terms of our operating team,” continued Mr. DeFeo. “Rick Nichols, President - Materials Processing & Mining, and Steve Filipov, President - Terex Cranes, have flourished. Late in 2006, we announced the addition of three new senior team leaders: Tom Riordan as our President and Chief Operating Officer, Tim Ford as President of our Aerial Work Platforms group, and Robert Isaman as President of our Construction group. Each comes to Terex with a strong operating background from well respected companies. Earlier in the year we added Katia Facchetti as our Chief Marketing Officer, a major step forward for Terex as we look to strengthen our distribution, build customer relationships, and increase our brand awareness. But the talent improvements run far deeper in the organization, as we continue to attract the best and brightest individuals, and commit the resources necessary to build a stronger Company and a bright future.”

Mr. DeFeo continued, “Our outlook for 2007 is strong and we expect to grow our franchise even more than we did in 2006. Back in 2004, I articulated a three year stretch goal intended to highlight what I felt was possible for our Company. We clearly outperformed our net sales goal of $6 billion in 2006, and made great progress towards our objectives in operating margin and working capital reduction as a percentage of net sales. Today, I am stating externally what I told our leadership team in January 2007: our new medium term stretch goal is to be $12 billion in net sales, with a 12% operating margin, by the end of 2010, or our “12 by 12 in 10” goal. This goal primarily hinges on our execution of the internal opportunities of continuous improvement, supply chain management, and the optimum usage of our asset base, as well as our making selected acquisitions when the opportunities arise.”

In this press release, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Non-GAAP financial measures are shown in italics the first time referenced and are described in a glossary at the end of this press release.

A financial summary is shown below:

Segment Performance

As previously announced, commencing with the first quarter of 2006, Terex realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The mobile crushing and screening group, formerly part of the Terex Construction segment, is now consolidated with the Terex Materials Processing & Mining segment. The European telehandler business, formerly part of the Terex Construction segment, is now part of the Terex Aerial Work Platforms segment. The comparative segment performance data below reflects this current organization, and prior period amounts have been reclassified to conform with this presentation.

All segment performance data for both 2006 and 2005 is presented in accordance with U.S. GAAP, other than backlog, which is a non-GAAP measure that is further described in the Glossary included at the end of this release. These results exclude the performance of the recently sold Tatra heavy duty on and off road truck business, which is now included in the financial statements as a discontinued operation.

Terex Aerial Work Platforms

	Fourth quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$514.0		$395.6		$2,090.3		$1,479.5
Gross profit	$124.1	24.1%	$85.7	21.7%	$525.5	25.1%	$293.0	19.8%
SG&A	40.6	7.9%	27.9	7.1%	152.9	7.3%	102.8	6.9%
Income from operations	$83.5	16.2%	$57.8	14.6%	$372.6	17.8%	$190.2	12.9%
Backlog	$419.4		$497.8		$419.4		$497.8

Net sales for the Terex Aerial Work Platforms segment for the fourth quarter of 2006 increased $118.4 million, or 30%, to $514.0 million from $395.6 million in the fourth quarter of 2005. The increase in net sales was driven by continued strong order activity from the rental channel and increasing demand from international markets, despite slowing demand for telehandlers and trailer mounted lifts. Gross margin for the quarter was 24.1%, compared to 21.7% for the quarter ended December 31, 2005, and was favorably impacted by volume increases of higher margin products combined with the impact of prior pricing actions. SG&A expenses for the fourth quarter of 2006 were $40.6 million, or 7.9% of net sales, compared to $27.9 million, or 7.1% of net sales, for the fourth quarter of 2005. The increase was due to costs of additional resources needed to address higher sales levels combined with expenses related to expanding the international sales and service infrastructure. Income from operations increased to $83.5 million, or 16.2% of net sales, in the fourth quarter of 2006, from $57.8 million, or 14.6% of net sales, in the fourth quarter of 2005.

“Solid fourth quarter results capped a record year of growth and profitability for Aerial Work Platforms,” said Tim Ford, President – Terex Aerial Work Platforms. “The fourth quarter is usually the slowest quarter of the year for aerial work platforms, as our rental customers typically prefer deliveries that match the construction season. But in the fourth quarter, we found that strong demand continued domestically and abroad. Weakness in telehandler sales, particularly the smaller machines that are used for residential construction, was more than offset by solid demand for aerial lifts. The strong operating margin of 17.8% for 2006, as compared to 12.9% for 2005, directly reflects the hard work and success of our Terex team members, who continue to improve production efficiency and product design through the utilization of lean techniques. International demand was robust, with one-third of our net sales generated outside of the United States, with profitability on international sales aided by a favorable foreign exchange rate stemming from the relatively weaker U.S. Dollar. We are on track to begin production of a Z-boom model at our facility in Italy during the first quarter of 2007 as part of our longer term strategy for meeting European demand with European-based production.”

Mr. Ford continued, “We are forecasting 2007 demand to remain at least as strong as it was in 2006 in the U.S. market, with accelerating growth from overseas markets. We expect overseas demand to account for about 40% of our revenue for 2007, up from a third of net sales for 2006. Our business is primarily tied to non-residential construction and infrastructure investment, areas where we see continued spending and growth, both domestically and overseas. We continue to have lots of hard work ahead of us to meet customer demand and to exceed our customer’s expectations, but we fully expect 2007 to be a stronger year than 2006.”

Terex Construction

	Fourth quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$432.3		$349.4		$1,582.4		$1,489.7
Gross profit	$40.0	9.3%	$23.3	6.7%	$179.1	11.3%	$166.6	11.2%
SG&A	48.7	11.3%	39.5	11.3%	163.1	10.3%	137.5	9.2%
Income/(loss) from operations	$(8.7)	(2.0%)	$(16.2)	(4.6%)	$16.0	1.0%	$29.1	2.0%
Backlog	$322.7		$235.5		$322.7		$235.5

Net sales in the Terex Construction segment for the fourth quarter of 2006 increased $82.9 million, or 24%, to $432.3 million from $349.4 million in the fourth quarter of 2005. The increase was driven by strong European demand for compact construction equipment combined with global demand for heavy truck products, reflecting favorable global non-residential construction trends. Continued weakness in the scrap handler product line partially offset this revenue growth. Gross margin for the fourth quarter of 2006 of 9.3% represented an improvement over the prior year’s fourth quarter gross margin of 6.7%, due to volume efficiencies and the impact of prior pricing actions for certain product lines. This was partially offset by production variances and inventory charges associated with the German based excavator product line, where the introduction of new generation products continued to lag behind schedule, and by adverse foreign currency movements. SG&A expenses for the fourth quarter of 2006 were $48.7 million, or 11.3% of net sales, compared to $39.5 million, or 11.3% of net sales, in the fourth quarter of 2005. Efficiencies related to greater sales volume were offset by other costs in the period, resulting in SG&A being the same percentage of revenue for the fourth quarter of 2006 as compared to the similar period in 2005. The increase of $9.2 million in SG&A when comparing the fourth quarter of 2006 to the fourth quarter of 2005 was a result of higher engineering and product development costs, higher benefit costs for certain operations and targeted product promotion program costs that were not incurred in 2005. Loss from operations for the quarter was ($8.7) million, or (2.0%) of net sales, compared to a loss of ($16.2) million, or (4.6%) of net sales, for the fourth quarter of 2005.

“Fourth quarter results demonstrated that we still have a way to go to improve the financial performance of Terex Construction,” commented Robert Isaman, President - Terex Construction. “I recently joined Terex and I can fully appreciate the tremendous potential of this segment. After my initial tours of this business, I am confident that, over the next few years, we can achieve consistent industry comparable performance. Focused programs for aftermarket improvements, geographic growth, margin expansion and productivity, as well as cash generation, combined with Terex

Business System and lean principles applied throughout our business processes, will provide great tailwind. Results for the fourth quarter of 2006 certainly reflected some of our strengths, but these were more than offset by specific problems and challenges. European demand for our compact construction line, particularly mini excavators and smaller size wheel loaders produced in Germany, continued to improve. High volumes combined with cost cutting and pricing actions drove profitability above comparable 2005 results. However, these positive results were more than offset by continuing challenges with the scrap material handler and excavator product lines. We are launching two new material handlers as we diversify into products suitable for the logging industry. The fourth quarter witnessed some production inefficiencies related to this product launch, negatively impacting margins. The German based excavator business continued to face challenges during the fourth quarter of 2006, as supplier constraints hampered production and costs were simply too high.”

Mr. DeFeo added, “I remain optimistic about the future profit potential for this segment. We are making substantial progress, including lowering costs through Company-wide sourcing initiatives combined with actions in China that are expected to result in meaningful cost savings down the road for the Construction segment and Terex as a whole. We are working to improve our North American construction equipment distribution network as well. And finally, we are not launching new products as effectively or efficiently as we need to in the Construction segment, and we need to develop better skills in this regard. But I am confident that Bob Isaman’s operational leadership, combined with his extensive emerging markets experience, will help lead our Construction team members to success.”

Terex Cranes

	Fourth quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of Sales
Net sales	$501.8		$347.9		$1,740.1		$1,271.9
Gross profit	$95.2	19.0%	$57.2	16.4%	$293.0	16.8%	$170.4	13.4%
SG&A	42.5	8.5%	31.1	8.9%	138.5	8.0%	110.2	8.7%
Income from operations	$52.7	10.5%	$26.1	7.5%	$154.5	8.9%	$60.2	4.7%
Backlog	$1,132.3		$452.6		$1,132.3		$452.6

Net sales in the Terex Cranes segment for the fourth quarter of 2006 increased $153.9 million to $501.8 million from $347.9 million in the fourth quarter of 2005, reflecting improvement in all crane product categories and expansion in Asian markets. Terex’s acquisition of a controlling 50% interest in a Chinese crane manufacturer in April 2006 accounted for approximately 18% of the growth in net sales in the fourth quarter. Gross margin for the quarter was 19.0%, compared to 16.4% for the quarter ended December 31, 2005, and was favorably impacted by pricing actions and volume leverage on manufacturing costs, partially offset by certain cost pressures from suppliers’ difficulty meeting market demand. SG&A expenses increased in the fourth quarter of 2006, mainly due to increased investment in sales and administrative infrastructure to support the increasing sales, to $42.5 million, or 8.5% of net sales, as compared to the fourth quarter of 2005 rate of 8.9% of net sales on $31.1 million of SG&A expenses. Income from operations increased $26.6 million to $52.7 million, or 10.5% of net sales, for the fourth quarter of 2006, from $26.1 million, or 7.5% of net sales, for the fourth quarter of 2005.

"The Terex Cranes segment had a terrific quarter, achieving an operating margin in excess of 10% for the first time in many years. Additionally, revenue growth continued to be robust, increasing over 44% versus the comparable period in the prior year, highlighting the continued increasing global demand for our products and our improving ability to meet this demand," commented Steve Filipov,

President - Terex Cranes. "More importantly, operating profit for the quarter grew approximately 102% versus the prior year's results. Performance improvements continued to come from all of our businesses, with all product lines contributing significantly, and illustrates the value of our diverse portfolio of lifting equipment and our global manufacturing footprint. Our Chinese operation, Sichuan Changjiang Engineering Crane Co., Ltd., had strong results this quarter, and we remain excited about the future for this business and Terex Cranes in China."

Mr. Filipov continued, "Our backlog, besides highlighting the strong business environment in which we operate, also illustrates issues that we continue to face as we increase our production schedule. Our customers need our products right away, and we continue to struggle with the limited supply of certain components. We are working diligently to eliminate the production bottlenecks at our various locations and to better utilize the space we have and implement lean principles in order to improve overall production rates."

Terex Materials Processing & Mining

	Fourth quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$433.9		$348.0		$1,625.0		$1,359.5
Gross profit	$91.8	21.2%	$58.3	16.8%	$341.0	21.0%	$233.9	17.2%
SG&A	40.5	9.3%	29.9	8.6%	151.0	9.3%	117.7	8.7%
Income from operations	$51.3	11.8%	$28.4	8.2%	$190.0	11.7%	$116.2	8.5%
Backlog	$396.9		$258.7		$396.9		$258.7

Net sales for the Terex Materials Processing & Mining segment for the fourth quarter of 2006 increased $85.9 million, or 25%, to $433.9 million from $348.0 million in the fourth quarter of 2005. The increase in net sales was attributable to the overall strong demand for mining products, primarily the mining hydraulic excavators manufactured in Dortmund, Germany, and the continued growth of the mobile crushing and screening product lines. Gross profit increased by $33.5 million for the fourth quarter of 2006 as compared to the fourth quarter of 2005, with the gross margin dramatically improving by 4.4 percentage points. This improvement was a result of increased sales volume, the impact of prior pricing actions and a more favorable sales mix as compared to the fourth quarter of 2005. The increased net sales volume had a positive impact, as income from operations increased to $51.3 million, or 11.8% of net sales, in the fourth quarter of 2006, from $28.4 million, or 8.2% of net sales, in the fourth quarter of 2005.

“The fourth quarter completed a tremendous year for the Terex Materials Processing & Mining segment. This success was achieved across all of our various product categories,” stated Rick Nichols, President - Terex Materials Processing & Mining. “Demand for all of our mining products, as well as our spare parts business, continued to be robust. As we have stated in the past, the increasing field population of our equipment will significantly improve our future parts and service sales outlook, while providing more consistent business results in the longer term. We continue to foresee strength in the surface mining end-markets for quite a few more years.”

Mr. Nichols continued, “In our materials processing businesses, continued demand for mobile commercial grade crushing and screening equipment helped to deliver outstanding results. We are continuing to see the positive impact of increased infrastructure spending, as demand for these products is primarily driven by non-residential and municipal spending activity.” Mr. Nichols continued, “The GDP growth that has provided a platform for our current performance is also the cornerstone to our growth over the next five years. Emerging market economies, such as China, India, Latin America and Russia, are expected to continue their strong growth for the foreseeable future. And with this bullish outlook for our business drivers, we remain very optimistic about the prospects for our business, and our industry, for the next several years.”

Terex Roadbuilding, Utility Products and Other

	Fourth quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$193.7		$158.4		$746.0		$665.3
Gross profit	$23.4	12.1%	$15.9	10.0%	$102.4	13.7%	$80.7	12.1%
SG&A	22.5	11.6%	19.1	12.1%	77.2	10.3%	72.0	10.8%
Goodwill impairment	-	-	3.3	2.1%	-	-	3.3	0.5%
Income from operations	$0.9	0.5%	$(6.5)	(4.1%)	$25.2	3.4%	$5.4	0.8%
Backlog	$219.4		$169.3		$219.4		$169.3

Net sales for the Terex Roadbuilding, Utility Products and Other segment for the fourth quarter of 2006 increased 22% from the prior year’s results to $193.7 million. Gross margin for the quarter was 12.1%, an increase when compared to the prior year results of 10.0%, and was favorably impacted by prior pricing actions, combined with the favorable impact of certain ongoing reorganization activities. This was partially offset by costs associated with the reduction in the Company’s re-rental fleet in the fourth quarter. SG&A expense for the fourth quarter of 2006 was $22.5 million, or 11.6% of net sales, compared to $19.1 million, or 12.1% of net sales, in the fourth quarter of 2005, reflecting the current consolidation of an existing distribution joint venture, increased selling expenses related to asphalt products and the Brazilian Roadbuilding operation which resulted from strong year over year net sales improvement, as well as increased spending in support of Terex Business System and lean manufacturing initiatives. There was a goodwill impairment charge in the fourth quarter of 2005 of $3.3 million that did not reoccur in 2006. Income from operations increased to $0.9 million, or 0.5% of net sales, from a loss of ($6.5) million, or (4.1)% of net sales, in the fourth quarter of 2005.

“We are pleased with the 22% increase in net sales and 2.1 percentage point improvement in gross margin for the fourth quarter of 2006 over the fourth quarter of 2005,” commented Tom Riordan, Terex President and Chief Operating Officer. “Both the roadbuilding and utility product businesses are making steady progress on their internal improvement initiatives, and their end-markets are beginning to provide the opportunity for growth. Both businesses had increased sales in the quarter and, excluding our concrete mixing truck business, are starting the new year with greatly improved backlogs.”

Mr. Riordan continued, “Overall, the utility industry has improved and is investing in capital equipment, so we remain confident that the improving trend of our utility business will continue in 2007. The price of oil has eased somewhat, our roadbuilding customers are busy with profitable work, and the budget environment at the state level appears to support increased investment in U.S. infrastructure linked to the passage of the federal highway and energy spending bills. Based on these facts, we remain cautiously optimistic in our views and would expect a positive year for our roadbuilding business, tempered to some extent by expected softness for the concrete truck mixer business due to the slowdown in residential construction. Unfortunately, a loss associated with a reduction in our Company’s re-rental fleet in the fourth quarter masked the marked improvement the core utility and roadbuilding businesses made in 2006.”

Terex Corporate / Eliminations

	Fourth quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$(46.2)		$(31.0)		$(136.2)		$(109.4)
Loss from operations	$(10.3)	22.3%	$(20.5)	66.1%	$(48.8)	35.8%	$(30.7)	28.1%

The Company’s consolidated results throughout 2006 continue to show a more significant amount of general and administrative costs not reflected in the total segment detail. These unallocated expenses are primarily attributable to certain equity and long term compensation programs, as well as certain unallocated expenses related to Terex’s global enterprise system implementation.

Capital Structure and Taxes

“Debt at the end of the fourth quarter of 2006 was $763 million, down from $792 million at the end of the third quarter of 2006. Cash and cash equivalents increased during the fourth quarter by $248 million from the third quarter balance and now stand at $677 million, reflecting strong operating cash flow in the quarter,” commented Phil Widman, Senior Vice President and Chief Financial Officer. “We generated solid cash performance for the quarter, driven by strong profitability and to a lesser extent, by a reduction in working capital. Working capital decreased $44 million as compared to September 30, 2006 levels on higher sales.”

Mr. Widman continued, “Working capital as a percent of trailing three month annualized sales was approximately 17.4% at the end of the fourth quarter of 2006, a slight increase when compared to approximately 17.3% at the end of the fourth quarter in 2005. This quarter’s performance has led the Company to a ratio of debt less cash and cash equivalents to total capitalization of approximately 4.7% at the end of the fourth quarter of 2006, meaningful progress when compared to the approximate 32.9% result achieved at December 31, 2005. Terex announced the redemption of the outstanding $200 million principal amount of its 9 ¼% Senior Subordinated Notes due 2011 in mid-December 2006. The redemption was effective January 16, 2007, with total cash paid of $218.5 million that included principal of $200 million, accrued interest of $9.25 million and a call premium of $9.25 million. Total debt at December 31, 2006 of $763 million includes the $200 million principal amount of these Notes.”

Commenting on the effective tax rate, Mr. Widman stated, “The effective tax rate for continuing operations for the fourth quarter and full year 2006 was 35.7% and 35.5%, respectively, both subject to the completion of the Company’s year-end review process. This compared to an effective tax rate for continuing operations for the fourth quarter and full year 2005 of 25.8% and 35.1%, respectively.”

2007 Outlook

The following outlook consists of forward-looking information based on Terex’s current expectations. Actual results could differ materially from these projections. For further details on this, see the Safe Harbor Statement below.

“For Terex, 2006 marked the third consecutive year of sharp increases in demand for many of our products,” said Mr. DeFeo. “We expect 2007 to be another record year of demand for our equipment, and another record year for our operating performance. It is our expectation that Terex’s total revenue for 2007 will be between $8.2 and $8.5 billion, and earnings per share in the range of $5.00-5.40 per share, including the impact of certain one-time items, such as the approximately $10 million expense associated with the early extinguishment of debt that we incurred in January 2007,” continued Mr. DeFeo. “Expectations are for earnings in the first half of 2007 to be slightly less than our earnings in the second half of 2007. Additionally, expectations are for our first quarter results to be approximately one-third of our first half guidance.”

Other key financial information for 2007 guidance includes:

Assumptions – The effective tax rate is expected to be 36% for 2007 and the average number of shares that will be outstanding for 2007 is estimated at 104 million. Depreciation and amortization for the Company is estimated to be in the range of $65-70 million. Capital expenditures are estimated to be approximately $120 million, or approximately 1.5% of revenue, including expenditures related to the Company’s investment in a global enterprise management system and capacity expansion.

Working Capital – Terex has made significant progress towards its stated objective of improving working capital efficiency as measured by a ratio of working capital compared to revenue. Terex already has reduced its working capital as a percentage of fourth quarter annualized net sales to 17.4% at the end of 2006, and we are currently projecting a similar level for the end of 2007. Terex will concentrate on the implementation of best practices across its locations, and the Company will continue to strive for a target of 15% working capital investment as a percentage of revenue, driven mainly by inventory turn improvement.

Capital Structure and Taxes – In 2007, Terex will increase expenditures to support certain business initiatives and objectives, taking advantage of its improved balance sheet position. For example, the Company aims to expand its Terex Financial Services business, primarily to expand the financing opportunities available to assist with the sale of Terex equipment. Terex will also continue to look toward investment in the “Dealer of the Future” distribution concept and growth in Asian manufacturing capability, which may involve additional working capital investment.

Also impacting 2007 cash flow expectations is the Company’s increased level of cash taxes, when compared with prior years, as Terex has substantially utilized all of its domestic net operating loss carry-forward benefit. The current expectation for the Company’s 2007 effective tax rate is 36%. Lastly, during 2007, Terex may repurchase Terex common stock in the open market as part of its previously announced $200 million stock buyback authorization.

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to maintain adequate disclosure controls and procedures, maintain adequate internal controls over financial reporting and file its periodic reports with the SEC on a timely basis; Terex’s implementation of a global enterprise system and its performance; the previously announced investigations of Terex by the SEC and the Department of Justice; limitation on Terex’s ability to access the capital markets using short form SEC documents; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2006 sales of approximately $7.6 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net sales	$2,029.5	$1,568.3	$7,647.6	$6,156.5
Cost of goods sold	1,654.0	1,328.2	6,204.5	5,209.2

Gross profit	375.5	240.1	1,443.1	947.3
Selling, general and administrative expenses	206.1	167.7	733.6	573.6
Goodwill Impairment	-	3.3	-	3.3

Income from operations	169.4	69.1	709.5	370.4
Other income (expense)
Interest income	3.3	1.9	15.5	7.7
Interest expense	(18.8)	(26.0)	(90.7)	(96.3)
Loss on early extinguishment of debt	-	-	(23.3)	-
Amortization of debt issuance costs	(0.7)	(0.9)	(3.2)	(3.5)
Other income – net	3.8	6.2	6.9	10.6
Income from continuing operations before income taxes	157.0	50.3	614.7	288.9

Provision for income taxes	(56.1)	(13.0)	(218.2)	(101.3)
Income from continuing operations	100.9	37.3	396.5	187.6
Income (loss) from discontinued operations – net of tax	-	(2.5)	11.1	0.9
Loss on disposition of discontinued operations – net of tax	-	-	(7.7)	-
Net income	$100.9	$34.8	$399.9	$188.5
PER COMMON SHARE:
Basic
Income from continuing operations	$0.99	$0.37	$3.94	$1.89
Income from discontinued operations	-	(0.02)	0.11	0.01
Loss on disposition of discontinued operations	-	-	(0.08)	-
Net income	$0.99	$0.35	$3.97	$1.90
Diluted
Income from continuing operations	$0.97	$0.36	$3.85	$1.84
Income (loss) from discontinued operations	-	(0.02)	0.10	-
Loss on disposition of discontinued operations	-	-	(0.07)	-
Net income	$0.97	$0.34	$3.88	$1.84

Weighted average number of shares outstanding in per share calculation
Basic	101.6	99.8	100.7	99.4
Diluted	104.0	102.6	103.0	102.2

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions, except par value)

(unaudited)

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$676.7	$553.6
Trade receivables (net of allowance of $60.3 at December 31, 2006 and $48.7 at December 31, 2005)	950.5	735.0
Inventories	1,502.0	1,318.2
Deferred taxes	137.4	172.8
Other current assets	170.7	123.9
Total current assets	3,437.3	2,903.5
LONG-TERM ASSETS
Property, plant and equipment – net	338.5	329.9
Goodwill	632.8	555.7
Deferred taxes	177.6	159.8
Other assets	209.3	251.4

TOTAL ASSETS	$4,795.5	$4,200.3

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$227.0	$48.1
Trade accounts payable	1,034.3	913.4
Accrued compensation and benefits	169.3	133.3
Accrued warranties and product liability	107.6	82.8
Other current liabilities	497.5	347.0
Total current liabilities	2,035.7	1,524.6
NON-CURRENT LIABILITIES
Long-term debt, less current portion	536.1	1,075.8
Other	472.7	438.9
TOTAL LIABILITIES	3,044.5	3,039.3
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $.01 par value – authorized 150.0 shares; issued 104.7 and 51.3 shares at December 31, 2006 and December 31, 2005, respectively	1.0	0.5
Additional paid-in capital	923.7	861.9
Retained earnings	707.3	307.4
Accumulated other comprehensive income	155.2	26.2
Less cost of shares of common stock in treasury – 3.6 shares at December 31, 2006 and 2.0 shares at December 31, 2005	(36.2)	(35.0)
Total stockholders’ equity	1,751.0	1,161.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,795.5	$4,200.3

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

(unaudited)

	Twelve Months Ended December 31,
	2006	2005
Operating Activities
Net income	$399.9	$188.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	61.2	61.4
Amortization	11.8	14.2
Deferred taxes	72.1	19.1
Loss on early extinguishment of debt	7.2	-
Gain on sale of assets	(2.5)	(3.3)
Impairment charges and asset writedowns	-	3.7
Loss on disposition of discontinued operations	6.5	-
Stock-based compensation	43.5	10.7
Excess tax benefit from stock-based compensation	(16.9)	-
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(214.2)	(100.9)
Inventories	(168.5)	(128.3)
Trade accounts payable	103.0	89.0
Accrued compensation and benefits	32.6	29.1
Income taxes payable	10.2	37.3
Other, net	138.5	52.9
Net cash provided by operating activities	484.4	273.4
Investing Activities
Acquisition of businesses, net of cash acquired	(33.2)	(5.1)
Capital expenditures	(78.9)	(48.6)
Investments in and advances to affiliates	(7.1)	(4.6)
Proceeds from sale of discontinued operations, net of cash divested	55.2	-
Proceeds from sale of assets	12.1	1.6
Net cash used in investing activities	(51.9)	(56.7)
Financing Activities
Principal repayments of long-term debt	(300.0)	-
Excess tax benefit from stock-based compensation	16.9	-
Proceeds from stock options exercised	15.3	5.1
Net repayments under credit facilities	(73.4)	(35.5)
Other, net	(3.6)	(18.6)
Net cash used in financing activities	(344.8)	(49.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	35.4	(32.9)
Net Increase in Cash and Cash Equivalents	123.1	134.8
Cash and Cash Equivalents at Beginning of Period	553.6	418.8
Cash and Cash Equivalents at End of Period	$676.7	$553.6

GLOSSARY

In this press release, in an effort to provide investors with additional information regarding the Company’s results, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses these non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended December 31, 2006, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of revenues to be recognized in a specified future period.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$536.1
Notes payable and current portion of long-term debt	227.0

Debt	$763.1

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

ROIC, or Return on Invested Capital, is calculated by Terex by dividing the last four quarters’ Income from operations (adjusted for certain non-recurring items) by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarter ended Consolidated Balance Sheets. ROIC measures how effectively the Company uses money invested in its operations. For example, Return on Invested Capital highlights the level of value creation when compared to the Company’s cost of capital. Terex management and the Board of Directors of Terex use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs.

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization is defined as the sum of:

•	Total stockholders’ equity;
•	Debt (as defined above); and
•	Less: Cash and cash equivalents.

Total stockholders' equity	$1,751.0
Debt (as defined above)	763.1
less: Cash and cash equivalents	(676.7)

Total Capitalization	$1,837.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

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